EXHIBIT 14.2

TOGA LIMITED

CODE OF ETHICS FOR FINANCIAL OFFICERS

Adopted June 10, 2020

This Code of Ethics for Financial Officers has been adopted by the Board of Directors of Toga Limited (the “Company”) to promote honest and ethical conduct, accurate and timely disclosure of financial information in the Company’s filings with the Securities and Exchange Commission (the “SEC”), and compliance with all applicable laws, rules and regulations.

The Company expects all of its employees to carry out their job responsibilities in accordance with the highest standards of personal and professional integrity, to comply with all applicable laws, and to abide by the provisions of the Company’s Business Code of Ethics and Conduct and all other corporate policies and procedures that may be adopted by the Company from time to time governing the conduct of its employees. This Code of Ethics for Financial Officers supplements the Company’s Business Code of Ethics and Conduct as it relates to the activities of the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, and Corporate Controller, hereafter referred to as the “Financial Officers”.

Each Financial Officer when performing his or her duties must:

•	Maintain high standards of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

•	Avoid conflicts of interest and disclose to the Chairman of the Audit Committee any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

•	Take reasonable actions within the scope of his or her responsibilities to ensure that the disclosures in reports and documents filed by the Company with the SEC and in other public communications made by the Company are accurate, complete, fairly stated, timely and understandable.

•	Ensure that the Company maintains a strong control environment, including the adequacy of design of control and ongoing monitoring of operational effectiveness of key controls, especially those that relate to the accuracy and completeness over the financial reporting process of the Company.

•	Comply with applicable laws, rules and regulations, including the rules, regulations and policies of public regulatory agencies.

•	Act at all times in good faith, responsibly, with due care, and diligence in carrying out his or her responsibilities.

•	Maintain the confidentiality of confidential financial or other information acquired in the course of employment, except when disclosure is properly authorized or is required by applicable law or legal process, and not use any such confidential information for personal advantage.

•	Not take any action to coerce, manipulate, mislead or fraudulently influence an independent accountant or internal auditor engaged in the performance of an audit or review of the Company’s financial statements or accounting books and records, with the purpose of rendering the financial statements false or misleading.

•	Promptly report any actual or suspected financial fraud, questionable accounting matters, or possible violations of the law or violations of this Code of Ethics for Financial Officers, either directly to the Director of Internal Audit, if any, or the Chairman of the Audit Committee.

Any Financial Officer who violates this Code of Ethics for Financial Officers will be subject to appropriate disciplinary action, including possible termination of employment. Violations of this Code of Ethics for Financial Officers may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or the Company.

The Audit Committee shall be responsible for overseeing compliance with this Code of Ethics for Financial Officers and shall direct the investigation of any alleged violation and report its findings, including any recommended action, to the Board of Directors.

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Code Attestation

I attest that I have received and read the Code of Ethics for Financial Professionals, dated June 10, 2020, and understand my obligations as an employee to comply with the Code of Ethics for Financial Professionals as well as all applicable Toga Limited policies, standards, procedures, programs and guidelines. I understand my compliance role, responsibilities and accountability with respect to the financial processes both directly assigned to me and overall for the Company’s benefit. I understand that my agreement to comply with the Code of Ethics for Financial Professionals does not constitute a contract of employment.

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